For the period ended 09/30/2006                                       Series 1,2
File No. 811-7852

Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive  Proxy Statement used in connection with USAA Mutual Funds Trust
Special Meeting of Shareholders on July 19, 2006 was filed with the Securities and Exchange Commission on May 26, 2006 and is hereby incorporated by reference.

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The following  proposals and voting  results  pertain to USAA Mutual Funds Trust
(the Company). Shareholders of record on May 26, 2006 were entitled to vote on the proposals shown below. Votes shown for proposal 1 are for the USAA Florida Money Market and USAA Florida Tax-Free Income Funds combined.

PROPOSAL 1
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         Proposal to re-elect Directors:

                                                                  VOTES
         DIRECTORS                          VOTES FOR             WITHHELD
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         Richard A. Zucker                     82,679,706          2,338,667

         Barbara B. Dreeben                    82,213,246          2,805,127

         Robert L. Mason, Ph.D.                82,597,136          2,421,237

         Michael F. Reimherr                   82,602,596          2,415,777

         Christopher W. Claus                  82,287,859          2,730,514